NEWS RELEASE
CONTACT:
Tejal R. Engman	1775 Eye Street, N.W., Suite 1000
Director of Investor Relations	Washington, DC 20006
E-Mail: tengman@washreit.com	Tel 202-774-3200
www.washreit.com

February 18, 2016
WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FOURTH QUARTER AND YEAR-END FINANCIAL AND OPERATING RESULTS FOR 2015
Company Achieves Significant Leasing, including a 137,000 square foot Anchor Lease at Silverline Center and
Announces Quarterly Dividend

Washington REIT (Washington Real Estate Investment Trust - NYSE: WRE), a leading owner and operator of diversified properties in the Washington, DC region, reported financial and operating results today for the quarter and year ended December 31, 2015:

Highlights for the Fourth Quarter and Recent Activity

•	Generated Core Funds from Operations (FFO) of $0.46 per diluted share for the quarter and $1.71 per diluted share for the year, which exceeded the top-end of our most recent guidance range

•	Executed new office leases totaling 220,000 square feet at an average rental rate increase of 21.1%

•	Completed the lease-up of key value-creating assets: Silverline Center, The Maxwell and 1775 Eye Street

•	Achieved same-store cash Net Operating Income (NOI) growth of 3.7% and NOI growth of 2.0% over fourth quarter 2014

•
Achieved same-store cash NOI growth for the office portfolio of 9.2% and NOI growth of 6.4% over fourth quarter 2014. Excluding lease termination fees, same-store cash NOI and NOI growth for the office portfolio was 6.7% and 3.9%, respectively

•	Sold Munson Hill Towers, a 279 unit Class B apartment building located in Falls Church, Virginia, for $57.1 million

•	Sold Montgomery Village Center, a 197,000 square foot, Class B community shopping center in Montgomery Village, Maryland, for $27.8 million

"2015 was a year of value-creation through strong execution for Washington REIT as we overcame challenging market conditions to achieve significant leasing and asset recycling goals and deliver the value we outlined to our shareholders throughout the year," said Paul T. McDermott, President and Chief Executive Officer. "We successfully leased-up our three needle-movers, Silverline Center, The Maxwell and 1775 Eye Street and executed our planned legacy asset sales. Furthermore, we reinvested proceeds, through a 1031 exchange, into The Wellington, an asset that is expected to create ongoing value through an extensive unit renovation program as well as the on-site development of 400 additional multifamily units. Washington REIT is well-positioned to successfully execute the milestones delineated for 2016, with a commitment to improving our balance sheet while further improving the quality and performance of our portfolio as part of our overall effort to drive shareholder value."

Financial Results

Core Funds from Operations(1), was $1.71 per diluted share for the year and $0.46 per diluted share for the quarter ended December 31, 2015, as compared to $1.63 per diluted share and $0.43 per diluted share, respectively, for the corresponding periods in 2014.

FFO as defined by NAREIT for the year ended December 31, 2015 was $108.5 million, or $1.58 per diluted share,

Washington Real Estate Investment Trust

compared to $101.1 million, or $1.51 per diluted share, in 2014. FFO for the quarter ended December 31, 2015 was $31.5 million, or $0.46 per diluted share, compared to $26.8 million, or $0.40 per diluted share, in the same period one year ago.

Net income attributable to the controlling interests for the year ended December 31, 2015 was $89.7 million, or $1.31 per diluted share, compared to $111.6 million, or $1.67 per diluted share, in 2014.

Net income attributable to the controlling interests for the quarter ended December 31, 2015 was $62.1 million, or $0.91 per diluted share, compared to $2.3 million, or $0.03 per diluted share, in the same period one year ago.

Operating Results

The Company's overall portfolio NOI(2) for the fourth quarter was $51.4 million, compared to $48.4 million in the same period one year ago and $50.1 million in the third quarter of 2015. Overall portfolio physical occupancy for the fourth quarter was 90.2%, compared to 90.5% in the same period one year ago.

Same-store(3) portfolio physical occupancy for the fourth quarter was 91.7%, compared to 92.7% in the same period one year ago. Same-store portfolio cash NOI for the fourth quarter increased by 3.7%, while NOI increased 2.0% compared to the same period one year ago. Same-store rental growth for the fourth quarter was 0.4%.

▪
Office: 55% of Total NOI - Office properties' same-store cash NOI for the fourth quarter increased by 9.2%, and NOI increased by 6.4% compared to the same period one year ago due to annual rent increases at several properties, higher lease terminations fees, utility and snow removal cost savings and higher than expected levels of expense recoveries. Rental rate growth for the fourth quarter was flat. Same-store physical occupancy decreased 40 basis points to 90.5%.

▪
Retail: 24% of Total NOI - Retail properties' same-store cash NOI for the fourth quarter decreased by 2.2% and NOI decreased by 2.5% compared to the same period one year ago, primarily driven by another full quarter impact of known tenant move outs that have been re-leased with increased rents and that are expected to commence in the second half of 2016. Rental rates increased 3.5% and lease termination fees were higher. Same-store physical occupancy decreased 350 basis points to 91.5% compared to the same period one year ago and 390 basis points compared to the third quarter of 2015, which included short-term seasonal rentals of space. Retail was 95% leased as of December 31, 2015.

▪
Multifamily: 21% of Total NOI - Multifamily properties' same-store cash NOI for the fourth quarter decreased by 4.7% and NOI decreased by 4.8% compared to the same period one year ago due to lower effective rents and increased marketing expenses. Rental rates decreased 1.1% while same-store physical occupancy increased 70 basis points to 94.3% compared to the same period one year ago and 110 basis points compared to the third quarter of 2015.

Disposition Activity

On October 21, 2015, Washington REIT sold Munson Hill Towers, a 258,000 square foot Class B high-rise of 279 units located in Falls Church, Virginia, for $57.1 million, or approximately $204,480 per unit.

On December 14, 2015, Washington REIT sold Montgomery Village Center, a 197,000 square foot , Class B community shopping center in Montgomery Village, Maryland, for $27.8 million.

Both sales were structured as part of a reverse-1031 exchange in connection with the acquisition of The Wellington, which the Company acquired in the third quarter of 2015.

Washington Real Estate Investment Trust

Leasing Activity

New leases signed during the year totaled approximately 553,000 square feet and renewal leases totaled approximately 732,000 square feet. The majority of this leasing occurred within the office portfolio which signed 433,000 square feet of new leases and 440,000 square feet of renewal leases.

During the fourth quarter, Washington REIT signed commercial leases totaling approximately 295,000 square feet, including approximately 220,000 square feet of new leases and approximately 75,000 square feet of renewal leases. The commercial leases breakdown as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	220,000	6.5	$39.45	21.1%	$63.29	$36.12
Renewal:
Office	42,000	6.6	$37.01	3.9%	$37.59	$24.30
Retail	33,000	3.3	25.08	17.8%	—	1.82
Total	75,000	5.1	$31.80	8.3%	$21.17	$14.48

The mix of retail renewals was unusually skewed towards short-term extensions. Excluding all short-term extensions, the weighted average retail renewal term would have been 7.8 years.

Earnings Guidance

2016 Core FFO per fully diluted share is projected to be $1.70 - $1.77. The following assumptions are incorporated into this guidance:

•	Same-store NOI growth is projected to be flat

•	Same-store office NOI growth is also projected to be flat largely due to the impact of re-tenanting expected tenant move-outs

•	Same-store multifamily NOI growth is projected to range from 1% to 2%

•	Same-store retail NOI growth is projected to range from (0.5)% to flat as the long-term leases that the Company signed this year commence in the second half of 2016

•	Silverline Center is expected to contribute NOI of $0.11 per share

•	The Maxwell development is expected to contribute NOI of $0.04 per share

•
The Company has placed a portfolio of suburban assets on the market and currently plans to use approximately 50% of the proceeds to pay down secured debt and further strengthen the balance sheet and reinvest the balance to improve the portfolio through a reverse 1031 exchange

•	General and administrative expense is projected to be approximately $20 million excluding any severance expense

•	Interest expense is projected to be approximately $56 to $57 million

Non same-store properties in 2016 are The Wellington and The Maxwell in multifamily and the Silverline Center and The Army Navy Club Building in office.

Washington REIT's 2016 guidance is also based on a number of other factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

Washington Real Estate Investment Trust

2016 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2016 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share (a)	$0.22	$0.29
Real estate depreciation and amortization (b)	1.50	1.50
All other core adjustments	(0.02)	(0.02)
Core FFO per diluted share	$1.70	$1.77
(a) Gains and losses from sales have not been included.
(b) Does not include any impact from acquisitions and dispositions during the year.

Dividends

On January 5, 2016, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT today announced its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on March 31, 2016 to shareholders of record on March 15, 2016.

Conference Call Information

The Conference Call for 4th Quarter Earnings is scheduled for Friday, February 19, 2016 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:        877-407-9205
International Toll Number:    201-689-8054

The instant replay of the Conference Call will be available until March 4, 2016 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:        877-660-6853
International Toll Number:    201-612-7415
Conference ID:         13599950

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 54 properties, totaling approximately 7 million square feet of commercial space and 3,258 multifamily units, and land held for development. These 54 properties consist of 25 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company's website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of

Washington Real Estate Investment Trust

newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2014 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs and real estate impairment. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
Segment	Fourth Quarter		Fourth Quarter
	2015	2014	2015	2014
Multifamily	94.3%	93.6%	93.4%	93.8%
Office	90.5%	90.9%	87.6%	86.9%
Retail	91.5%	95.0%	91.5%	94.4%

Overall Portfolio	91.7%	92.7%	90.2%	90.5%

(i) Same-Store properties include all stabilized properties that were owned for the entirety of the current and prior reporting periods, and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion. For Q4 2015 and Q4 2014, same-store properties exclude:

Acquisition:
Multifamily - The Wellington;
Development/Redevelopment:
Multifamily - The Maxwell
Office - Silverline Center;
Sold properties classified as continuing operations:
Multifamily - Country Club Towers and Munson Hill Towers
Retail - Montgomery Village Shopping Center

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
OPERATING RESULTS	2015	2014	2015	2014
Revenue
Real estate rental revenue	$79,102	$74,359	$306,427	$288,637
Expenses
Real estate expenses	27,688	25,911	112,234	103,695
Depreciation and amortization	28,808	24,503	108,935	96,011
Acquisition costs	119	663	2,056	5,710
Real estate impairment	—	—	5,909	—
General and administrative	4,918	5,981	20,257	19,761
	61,533	57,058	249,391	225,177
Other operating income
Gain on sale of real estate	59,376	—	91,107	570
Real estate operating income	76,945	17,301	148,143	64,030
Other income (expense):
Interest expense	(15,012)	(15,183)	(59,546)	(59,785)
Other income	162	191	709	825
Loss on extinguishment of debt	—	—	(119)	—
	(14,850)	(14,992)	(58,956)	(58,960)
Income from continuing operations	62,095	2,309	89,187	5,070
Discontinued operations:
Income from operations of properties sold or held for sale	—	—	—	546
Gain on sale of real estate	—	—	—	105,985
Net income	62,095	2,309	89,187	111,601
Less: Loss from operations attributable to noncontrolling interests in subsidiaries	38	21	553	38
Net income attributable to the controlling interests	$62,133	$2,330	$89,740	$111,639

Income from continuing operations	$62,095	$2,309	$89,187	$5,070
Continuing operations real estate depreciation and amortization	28,808	24,503	108,935	96,011
Gain on sale of depreciable real estate	(59,376)	—	(89,653)	(570)
Funds from continuing operations (1)	31,527	26,812	108,469	100,511

Discontinued Operations:
Income from operations of properties sold or held for sale	—	—	—	546
Funds from discontinued operations	—	—	—	546

NAREIT Funds from operations(1)	$31,527	$26,812	$108,469	$101,057

Non-cash loss on extinguishment of debt	—	—	119	—
Tenant improvements and leasing incentives	(6,792)	(7,103)	(19,170)	(29,664)
External and internal leasing commissions capitalized	(2,426)	(7,800)	(6,895)	(12,083)
Recurring capital improvements	(3,296)	(1,811)	(6,048)	(6,029)
Straight-line rents, net	(533)	(1,087)	(1,344)	(2,821)
Non-cash fair value interest expense	41	33	150	290
Non real estate depreciation & amortization of debt costs	980	1,578	3,979	4,348
Amortization of lease intangibles, net	925	729	3,576	2,349
Amortization and expensing of restricted share and unit compensation	1,123	1,134	5,007	4,911
Funds available for distribution(4)	$21,549	$12,485	$87,843	$62,358

Washington Real Estate Investment Trust

		Three Months Ended December 31,		Twelve Months Ended December 31,
Per share data:		2015	2014	2015	2014
Income from continuing operations	(Basic)	$0.91	$0.03	$1.31	$0.08
	(Diluted)	$0.91	$0.03	$1.31	$0.08
Net income attributable to the controlling interests	(Basic)	$0.91	$0.03	$1.31	$1.67
	(Diluted)	$0.91	$0.03	$1.31	$1.67
Funds from continuing operations	(Basic)	$0.46	$0.40	$1.59	$1.50
	(Diluted)	$0.46	$0.40	$1.58	$1.50
NAREIT funds from operations	(Basic)	$0.46	$0.40	$1.59	$1.51
	(Diluted)	$0.46	$0.40	$1.58	$1.51

Dividends declared		$0.3000	$0.3000	$1.2000	$1.2000

Weighted average shares outstanding - basic		68,204	67,002	68,177	66,795
Fully diluted weighted average shares outstanding		68,371	67,065	68,310	66,837
Fully diluted weighted average shares outstanding (for FFO)		68,371	67,065	68,310	66,837

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,
	2015	2014
	(unaudited)
Assets
Land	$561,256	$543,546
Income producing property	2,076,541	1,927,407
	2,637,797	2,470,953
Accumulated depreciation and amortization	(692,608)	(640,434)
Net income producing property	1,945,189	1,830,519
Properties under development or held for future development	36,094	76,235
Total real estate held for investment, net	1,981,283	1,906,754
Cash and cash equivalents	23,825	15,827
Restricted cash	13,383	10,299
Rents and other receivables, net of allowance for doubtful accounts of $2,297 and $3,392, respectively	62,890	59,745
Prepaid expenses and other assets	109,787	115,692
Total assets	$2,191,168	$2,108,317

Liabilities
Notes payable	$743,181	$743,149
Mortgage notes payable	418,052	417,194
Lines of credit	105,000	50,000
Accounts payable and other liabilities	45,367	54,318
Dividend Payable	20,434	—
Advance rents	12,744	12,528
Tenant security deposits	9,378	8,899
Total liabilities	1,354,156	1,286,088

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 68,191 and 67,819 shares issued and outstanding, respectively	682	678
Additional paid-in capital	1,193,298	1,184,395
Distributions in excess of net income	(357,781)	(365,518)
Accumulated other comprehensive (loss)	(550)	—
Total shareholders' equity	835,649	819,555
Noncontrolling interests in subsidiaries	1,363	2,674
Total equity	837,012	822,229
Total liabilities and equity	$2,191,168	$2,108,317

Washington Real Estate Investment Trust

The following tables contain reconciliations of same-store net operating income to net income attributable to the controlling interests for the periods presented (in thousands):

Quarter Ended December 31, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,029	$27,163	$11,792	$46,984
Add: Net operating income from non-same-store properties(3)	2,608	1,329	493	4,430
Total net operating income(2)	$10,637	$28,492	$12,285	$51,414
Add/(deduct):
Other income				162
Acquisition costs				(119)
Interest expense				(15,012)
Depreciation and amortization				(28,808)
General and administrative expenses				(4,918)
Gain on sale of real estate				59,376
Net income				62,095
Less: Net loss attributable to noncontrolling interests in subsidiaries				38
Net income attributable to the controlling interests				$62,133

Quarter Ended December 31, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,435	$25,522	$12,096	$46,053
Add: Net operating income (loss) from non-same-store properties(3)	1,085	702	608	2,395
Total net operating income(2)	$9,520	$26,224	$12,704	$48,448
Add/(deduct):
Other income				191
Acquisition costs				(663)
Interest expense				(15,183)
Depreciation and amortization				(24,503)
General and administrative expenses				(5,981)
Net income				2,309
Less: Net income attributable to noncontrolling interests in subsidiaries				21
Net income attributable to the controlling interests				$2,330

Washington Real Estate Investment Trust

The following tables contain reconciliations of same-store net operating income to net income attributable to the controlling interests for the periods presented (in thousands):

Year Ended December 31, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$28,327	$94,178	$42,970	$165,475
Add: Net operating income from non-same-store properties(3)	10,815	12,972	4,931	28,718
Total net operating income(2)	$39,142	$107,150	$47,901	$194,193
Add/(deduct):
Other income				709
Acquisition costs				(2,056)
Interest expense				(59,546)
Depreciation and amortization				(108,935)
General and administrative expenses				(20,257)
Real estate impairment				(5,909)
Gain on sale of real estate				91,107
Loss on extinguishment of debt				(119)
Net income				89,187
Less: Net loss attributable to noncontrolling interests in subsidiaries				553
Net income attributable to the controlling interests				$89,740

Year Ended December 31, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$28,916	$92,276	$43,436	$164,628
Add: Net operating income from non-same-store properties(3)	7,572	9,937	2,805	20,314
Total net operating income(2)	$36,488	$102,213	$46,241	$184,942
Add/(deduct):
Other income				825
Acquisition costs				(5,710)
Interest expense				(59,785)
Depreciation and amortization				(96,011)
General and administrative expenses				(19,761)
Gain on sale of real estate				570
Discontinued operations:
Income from operations of properties sold or held for sale				546
Gain on sale of real estate				105,985
Net income				111,601
Less: Net income attributable to noncontrolling interests in subsidiaries				38
Net income attributable to the controlling interests				$111,639

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income to core funds from operations for the periods presented (in thousands, except per share amounts):

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2015	2014	2015	2014
Net income		$62,095	$2,309	$89,187	$111,601
Add/(deduct):
Real estate depreciation and amortization		28,808	24,503	108,935	96,011
Gain on sale of depreciable real estate		(59,376)	—	(89,653)	(570)
Discontinued operations:
Gain on sale of real estate		—	—	—	(105,985)
NAREIT funds from operations(1)		31,527	26,812	108,469	101,057
Add/(deduct):
Loss on extinguishment of debt		—	—	119	—
Real estate impairment		—	—	5,909	—
Gain on sale of non-depreciable real estate, net		—	—	(1,404)	—
Severance expense		—	582	1,001	1,600
Relocation expense		—	764	90	764
Acquisition costs and structuring expense		189	663	2,721	5,710

Core funds from operations(1)		$31,716	$28,821	$116,905	$109,131

		Three Months Ended December 31,		Twelve Months Ended December 31,
Per share data:		2015	2014	2015	2014
NAREIT FFO	(Basic)	$0.46	$0.40	$1.59	$1.51
	(Diluted)	$0.46	$0.40	$1.58	$1.51
Core FFO	(Basic)	$0.46	$0.43	$1.71	$1.63
	(Diluted)	$0.46	$0.43	$1.71	$1.63

Weighted average shares outstanding		68,204	67,002	68,177	66,795
Fully diluted weighted average shares outstanding (for FFO)		68,371	67,065	68,310	66,837